Exhibit 10.5

DELANCO FEDERAL SAVINGS BANK

BOARD OF DIRECTORS RETIREMENT PLAN

Effective January 1, 2002

DELANCO FEDERAL SAVINGS BANK

BOARD OF DIRECTORS

RETIREMENT PLAN

(Effective January 1, 2002)

          ARTICLE 1.     Purpose.

      The purpose of the Delanco Federal Savings Bank Board of Directors Retirement Plan is to provide monthly retirement benefits to Directors of Delanco Federal Savings Bank who have provided expertise in enabling the Bank to experience successful operation, growth and development. The Plan is effective January 1, 2002.

          ARTICLE 2.     Definitions.

2.1      “Actuarially Equivalent” means the Annual Retirement Benefit of equivalent value based upon (A) the 1983 Group Annuity Mortality Table based on sex distinct mortality rates, and (B) a 7% interest rate.

2.2      “Annual Retirement Benefit” means the annual retirement benefit set forth in Article 4 of the Plan.

2.3      “Bank” means Delanco Federal Savings Bank, and any successor bank or trust company or other financial institution which shall continue to maintain the Plan set forth herein.

2.4      “Beneficiary” means the person or persons duly designated by a Participant to receive Plan benefits payable in the event of a Participant’s death, if applicable, under the Section 4.2 one-hundred and twenty (120) month period certain and life optional form of benefit, or fifty percent (50%) or one-hundred (100%) joint survivor optional forms of benefit, including any designated contingent beneficiary or beneficiaries. Such designation may be changed from time to time by the Participant by filing a new designation. Each new designation will revoke all prior designations by the Participant. In the absence of a valid Beneficiary designation, the Bank shall pay any such benefit to the surviving spouse, if any, of the Participant, or, in the absence of a surviving spouse, to the Participant’s estate.

2.5      “Board of Directors” or “Board” means the Board of Directors of Delanco Federal Savings Bank, Delanco, New Jersey, and any successor bank or trust company or other financial institution which shall continue to maintain the Plan set forth herein.

            2.6      “Cause” means resignation or discharge as a Director for dishonesty or willful misconduct involving moral turpitude.

                    2.7      “Change of Control” means:

(i)  the acquisition of all or substantially all of the assets of the Bank by any person or entity, or by any persons or entities acting in concert;

(ii)  the occurrence of any event if, immediately following such event, a majority of the members of the Board of Directors of the Bank or of any successor corporation shall consist of persons other than Current Members, as hereinafter defined; a “Current Member” shall mean any member of the Board of Directors as of the Effective Date of the Plan and any successor of a Current Member whose nomination has been approved by a majority of the Current Members then on the Board of Directors;

(iii)  the acquisition of beneficial ownership, directly or indirectly (as provided in Rule 13d-3 under the Securities Exchange Act of 1934 (the “Act”) or any successor rule), of 25% or more of the total combined voting power of all classes of stock of the Bank by any person or group deemed a person under Section 13(d)(3) of the Act; or

(iv)  approval by the stockholders of the Bank of an agreement providing for the merger or consolidation of the Bank with another corporation where the stockholders of the Bank, immediately prior to the merger or consolidation, would not beneficially own, directly or indirectly, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of the total combined voting power of all classes of stock of the surviving corporation.

           Notwithstanding the foregoing, the conversion of the Bank to a stock form of ownership, including formation of a holding company in connection with such conversion, shall not constitute a Change of Control so long as a majority of the members of the Board of Directors shall consist of Current Members of the Board of Directors of the Bank.

            2.8      “Director” means a person who is elected or appointed or was previously elected or appointed to serve as a member of the Board of Directors of the Bank.

            2.9      “Effective Date” means January 1, 2002.

            2.10    “Fee” means the monthly amount of fee paid or payable to a Director including the additional fee, if any, paid for serving as the Board's Chairman.

            2.11    “Final Fee” means the final Fee paid or payable to a Director prior to his or her Retirement Date.

            2.12    “Participant” means a Director who is eligible to receive retirement benefits hereunder, in accordance with Article 3.

            2.13    “Plan” means the Delanco Federal Savings Bank Board of Directors Retirement Plan, effective January 1, 2002, and as it may be amended from time to time.

            2.14   “Retirement Date” means the first day of the calendar month following the lastest of (a) the Participant’s attainment of age sixty-five (65), (b) the Participant’s completion of one-hundred and twenty (120) months of Service and (c) the Participant’s retirement date. Notwithstanding the foregoing, a Participant with a Termination Date following completion of one-hundred and twenty (120) months of Service and prior to attainment of age sixty-five (65) shall have a retirement date as of the first day of the calendar month following the Participant’s attainment of age sixty-five (65).

            2.15     “Service” means a Participant’s completed years of service (calculated as completed three hundred and sixty-five (365) day periods) to the Bank as a Director or as an employee of the Bank.

            2.16      “Termination Date” means the date of a Participant’s termination from service as a Director by resignation, discharge or otherwise, prior to his or her Retirement Date.

          ARTICLE 3.      Eligibility.

         Any person serving as a Director on or after the Effective Date shall be a Participant in the Plan; provided, however, that with the exception of Director Harry Myers, Jr., no Plan benefits will be payable in accordance with Article 4 prior to January 1, 2007. If a Participant, other than Harry Myers, Jr., who is otherwise eligible for benefits in accordance with Article 4 has a Termination Date prior to January 1, 2007, such Participant shall commence payment of Plan benefits on January 1, 2007.

         Any Director whose service ceases as a Director for Cause, regardless of length of Service, shall not be a Participant in the Plan and shall have no rights to any benefits under the Plan.

          ARTICLE 4.      Benefits.

4.1  An eligible Participant shall be paid an Annual Retirement Benefit commencing upon the first day of the month following his or her Retirement Date in equal monthly installments payable through the first day of the month coincident with or preceding the Participant's death. The monthly benefit hereunder shall be equal to four percent (4%) of the Participant’s Final Fee, multiplied by the Participant’s Service (with a maximum monthly benefit of eighty percent (80%)). In the event of a Change in Control, each Participant shall be immediately eligible to receive a single lump-sum cash benefit equal to the Actuarially Equivalent present value of his or her benefit accrued to the date of a Change in Control.

            4.2  In lieu of the Annual Retirement Benefit payable in equal monthly installments during the eligible Participant’s lifetime, a Participant eligible to receive a benefit under the foregoing Section 4.1 may elect that such benefit be paid instead under one of the following Actuarially Equivalent optional forms of benefit: (a) one-hundred and twenty (120) month period certain and life; (b) fifty-percent (50%) joint and survivor monthly benefit; or (c) one-hundred percent (100%) joint and survivor monthly benefit. The election to receive the Annual Retirement Benefit in optional form shall be made prior to the commencement of payment of benefits.

               The surviving designated Beneficiary of a deceased Participant who has elected the period certain and life option may designate one or more beneficiaries and a contingent beneficiary or beneficiaries to receive the balance of monthly installments payable hereunder in the event the surviving designated Beneficiary dies before all such installments have been paid. Any such designation hereunder may be changed from time to time by the surviving designated Beneficiary by filing a new designation. Each new designation will revoke all prior designations hereunder. In the absence of a valid Beneficiary designation under this paragraph, the balance of monthly installments payable hereunder shall be paid to the estate of the surviving designated Beneficiary of a deceased Participant.

ARTICLE 5.    Vesting.

          An eligible Participant who has a Termination Date prior to the completion of ten (10) years of Service, shall cease to be a Participant in the Plan and shall have no rights to benefits hereunder.

            ARTICLE 6.    Death of a Participant.

            6.1  Except as elected under Section 4.2, if an eligible Participant dies after the commencement of his or her Annual Retirement Benefit, no further benefits shall be payable from the Plan with respect to such Participant following death.

            6.2  If an eligible Participant dies prior to the attainment of his or her Retirement Date, no benefits shall be payable from the Plan with respect to such Participant.

            ARTICLE 7.    Unfunded Arrangement.

           This Plan shall be an unfunded arrangement, and shall not relate to any specific funds of the Bank. Payments of benefits due under the Plan shall be made from the general assets of the Bank, and a Director shall have only the rights of an unsecured creditor of the Bank with respect thereto. Notwithstanding the foregoing, the Bank shall provide for the funding of payments required to be made hereunder through a grantor trust.

            ARTICLE 8.    Administration.

           This Plan shall be administered by the Board of Directors of the Bank, who shall have full authority to interpret the Plan and make all necessary factual determinations. No member of the Board of Directors shall be liable for any act done or determination made in good faith. The construction and interpretation of any provision of the Plan by the Board of Directors, and a determination by the Board of Directors of the amount of any Participant's benefit under the Plan, shall be final and conclusive.

            ARTICLE 9.    Amendment and Termination.

           The Board of Directors may amend, modify, suspend or terminate the Plan at any time; provided, however, that any amendment, modification, suspension or termination shall not affect the rights of Participants to benefits which have accrued prior to the date of amendment.

            ARTICLE 10.         General Provisions.

10.1   Non-Alienation. No Director, estate of a Director, or Beneficiary shall have the power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable hereunder; nor shall any such rights or payments be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise.

10.2   Impact on Director Status. Neither the establishment of the Plan nor any action taken under it shall in any way obligate the Bank or the Board of Directors to nominate any Director for re-election or continue to retain any Director on the Board.

10.3   Costs and Expenses. All costs and expenses involved in administering and paying benefits under the Plan shall be paid by the Bank.

10.4   Entire Plan. Unless otherwise explicitly provided for herein, the Plan supersedes any and all other oral or written plans or agreements heretofore made relating to Director retirement benefits. However, the Plan shall not supersede, limit, or in any way affect the amount of compensation or benefits to which any Director would be entitled under any other agreement, plan, program or arrangement with the Bank, including, without limitation, any such agreement, plan, program or arrangement providing for benefits in the nature of pensions or severance pay.

10.5   Severability. The invalidity or unenforceability of any one or more provisions of the Plan shall not affect the validity or enforceability of any other provisions of the Plan which shall remain in full force and effect.

10.6   Successors. The Plan shall be binding upon any successors to the Bank by merger, acquisition, consolidation or otherwise and any such successor shall perform the obligations of the Bank under the Plan in the same manner and to the same extent as the Bank would be obligated, if such succession had not taken place.

10.7   Headings. The headings of the Articles and Sections of the Plan are inserted for convenience only and do not constitute a part of the Plan.

10.8   Governing Law. The Plan shall be governed by the laws of the State of New Jersey, without reference to conflicts of law principles.